SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Telik, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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TELIK, INC.

3165 Porter Drive

Palo Alto, CA 94304

Notice of Annual Meeting of Stockholders to be Held on May 21, 2008

To the Stockholders of Telik, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TELIK, INC., a Delaware corporation (the “Company”), will be held on WEDNESDAY, MAY 21, 2008 at 11:00 a.m. local time at the Company’s principal executive offices at 3165 Porter Drive, Palo Alto, CA 94304 for the following purposes:

(1)	To elect two directors to hold office until the 2011 Annual Meeting of Stockholders;

(2)	To ratify the selection of Ernst & Young LLP as Independent Registered Public Accounting Firm of the Company by the Audit Committee of the Board of Directors of the Company for its fiscal year ending December 31, 2008; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 28, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement.

By Order of the Board of Directors

/s/ William P. Kaplan

William P. Kaplan

Secretary

Palo Alto, California

April 14, 2008

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOU TO VOTE BY MAIL. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD ON RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Electronic Delivery of Stockholder Communications

Our annual meeting materials are available electronically. As an alternative to receiving printed copies of these materials in future years, you can elect to receive an e-mail which will provide an electronic link to these documents as well as allow you the opportunity to conduct your voting online. By registering for electronic delivery, you can conveniently receive stockholder communications as soon as they are available without waiting for them to arrive via postal mail. You can also reduce the number of documents in your personal files, eliminate duplicate mailings, help us reduce our printing and mailing expenses and conserve natural resources.

How to Register for Electronic Delivery

Stockholders of Record

You are a stockholder of record if you hold your shares in certificate form. If you vote on the Internet at www.investorvote.com, simply follow the directions for enrolling in the electronic delivery service. You also may enroll in the electronic delivery service at any time in the future by going directly to www.investorvote.com and following the instructions.

Beneficial Stockholders

You are a beneficial stockholder if your shares are held by a broker, bank or other nominee. Please check with your bank, broker or relevant nominee regarding the availability of this service.

If you have any questions about electronic delivery, please contact Telik’s Investor Relations Department by phone at (650) 845-7700 or by email at investors@telik.com.

TELIK, INC.

3165 Porter Drive

Palo Alto, CA 94304

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

May 21, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Telik, Inc., a Delaware corporation (“Telik” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 21, 2008, at 11:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s principal executive offices at 3165 Porter Drive, Palo Alto, CA 94304. The Company intends to mail this proxy statement and accompanying proxy card on or about April 14, 2008 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s common stock (“Common Stock”) beneficially owned by others to forward to the beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for these services.

Voting Rights and Outstanding Shares

Only holders of record of Common Stock at the close of business on March 28, 2008, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 28, 2008, the Company had outstanding and entitled to vote 53,118,252 shares of Common Stock. Each holder of record of Common Stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to the proposal from the beneficial owner (even if the nominee has voted on another proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes have no effect and will not be counted toward the vote total for any proposal. Unless a contrary direction is indicated, the grant of a proxy will be counted as affirmative votes for all proposals.

Voting Via the Internet or by Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The laws of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that the proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in Your Name

To vote on the Internet, stockholders of record may go to http://www.investorvote.com and follow the on-screen instructions. To vote by telephone, stockholders of record may call toll free 1-800-652-VOTE (8683) in the United States, Canada and Puerto Rico on a touch tone telephone and follow the simple instructions provided by the recorded message. You will need the login validation details provided on your proxy card to vote on the Internet or by telephone.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in “street name” receive instructions for granting proxies from their banks, brokers or other agents, rather than using the Company’s proxy card.

A number of brokers and banks are participating in a program provided through Broadridge Investor Communication Solutions that offers the means to grant proxies to vote shares through the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Investor Communication Solutions program, you may grant a proxy to vote those shares by telephone or via the Internet by contacting the website shown on the instruction form received from your broker or bank.

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 12:00 noon, Eastern Time on May 20, 2008. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Revocability of Proxies

Any person granting a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 3165 Porter Drive, Palo Alto, CA 94304, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for nominating a director and submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2009 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 15, 2008. Stockholders wishing to submit proposals or director nominations for potential consideration at the 2009 Annual Meeting of Stockholders, but not to be included in the related proxy statement and proxy, must do so no sooner than January 21, 2009 and no later than February 20, 2009. Stockholders are also advised to review the Company’s Amended and Restated Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. A copy of the Company’s Amended and Restated Bylaws is available without charge upon written request to: Corporate Secretary, Telik, Inc., 3165 Porter Drive, Palo Alto, CA 94304.

PROPOSAL 1

ELECTION OF DIRECTORS

Election of Directors

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors of the Company (the “Board of Directors”) shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and has duly qualified, or until such directors’ earlier death, resignation or removal.

The Board of Directors is presently composed of eight members. There are two directors, Drs. Cantrall and Goldring, whose term of office expires in 2008. They are being nominated for re-election at the Annual Meeting, and if elected, each of the nominees will serve until the 2011 Annual Meeting of Stockholders and until his successor is elected and has duly qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee should be unavailable for election as a result of an unexpected occurrence, shares voted for the unavailable nominee will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unable to serve.

Set forth below is biographical information for each person nominated for election and for each person whose term of office as a director will continue after the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEES.

Information Regarding the Board of Directors and Corporate Governance

Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting

Edward W. Cantrall, Ph.D., 76, has served as a member of the Board of Directors since May 2002 and is being nominated for re-election. Dr. Cantrall has served as a consultant to biotechnology and genomics companies since May 1998. From November 1997 to May 1998, Dr. Cantrall served as Vice President and General Manager for Molecular Informatics, Inc., a subsidiary of the Perkin-Elmer Corporation, and prior to the acquisition of Molecular Informatics by Perkin-Elmer Corporation in November 1997, he served as President and Chief Executive Officer of Molecular Informatics, Inc. He was Chief Executive Officer and President of the National Center for Genome Resources from January 1995 to November 1996. From September 1986 to July

1994, Dr. Cantrall served as Vice President of Operations at Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical company which was subsequently acquired by Wyeth Laboratories, Inc. He has served as a member of the Board of Managers of The Health Enterprise Group since 2000. His fields of expertise include pharmaceutical development and manufacturing. Dr. Cantrall holds a Ph.D. degree in organic chemistry from the University of Illinois and an M.B.A. degree in industrial management from Fairleigh Dickinson University.

Steven R. Goldring, M.D., 64, has served as a member of the Board of Directors since May 2002 and is being nominated for re-election. Dr. Goldring has served as Chief Scientific Officer of the Hospital for Special Surgery in New York since July 2006. From 1996 to July 2006, Dr. Goldring was a Professor of Medicine at Harvard Medical School and Chief of Rheumatology at Beth Israel Deaconess Medical Center. He has also served as the Director of the New England Baptist Bone and Joint Institute, in collaboration with the Beth Israel Deaconess Medical Center since its establishment in 1996. Dr. Goldring serves on the osteoporosis and rheumatology clinical advisory boards for Merck & Co., Inc. and Eli Lilly and Company, as well as an advisor to numerous biotechnology companies. He has established a clinical research program at Beth Israel Deaconess Medical Center. Dr. Goldring has served as a consultant or Principal Investigator in the pharmaceutical industry, and National Institutes of Health sponsored research programs and as a consultant to numerous biotechnology and pharmaceutical companies. He received his medical training at Peter Bent Brigham Hospital and the Massachusetts General Hospital. He is the author of numerous scientific publications. Dr. Goldring holds an M.D. degree from Washington University School of Medicine.

Directors Continuing in Office Until the 2009 Annual Meeting

Stefan Ryser, Ph.D., 48, has served as a member of the Board of Directors since September 1998. Since April 2000, Dr. Ryser has served as a managing partner of Bear Stearns Health Innoventures L.P., a venture capital fund and is a managing director of Bear Stearns Asset Management. Dr. Ryser served as an Executive Officer and a member of the board of International Biomedicine Management Partners, Inc. from January 1998 to April 2000. From January 1989 until December 1997, Dr. Ryser held various positions at F. Hoffmann-La Roche Ltd., a pharmaceutical company, including the Scientific Assistant to the President of Global Research and Development, and was responsible for maintaining the scientific liaison between F. Hoffmann-La Roche and Genentech, Inc. Dr. Ryser is currently a director of TolerRx, Inc., a privately held biotechnology company. Dr. Ryser holds a Ph.D. degree in molecular biology from the University of Basel.

Robert W. Frick, 70, has served as a member of the Board of Directors since April 2003. From 1963 to 1974 and from 1976 until his retirement in 1988, Mr. Frick served in various capacities at Bank of America, including Vice Chairman of the Board of Directors, Chief Financial Officer, head of the World Banking Group for Bank of America, Managing Director of BankAmerica International, and President of Bank of America’s venture capital subsidiary. Mr. Frick currently serves on the board of directors of several private companies, including Charles Schwab Bank, a subsidiary of The Charles Schwab Corporation, Responsys, Inc., and Lucas Film Limited. Mr. Frick is currently an Adjunct Professor of Business Strategy in the graduate business program at St. Mary’s College. Mr. Frick holds a B.S. degree in Civil Engineering and an M.B.A. degree from Washington University in St. Louis, Missouri.

Mary Ann Gray, Ph.D., 55, has served as a member of the Board of Directors since August 2003. Currently, Dr. Gray is President of Gray Strategic Advisors, LLC. From 1999 to 2003, Dr. Gray served as a Senior Analyst and Portfolio Manager for the Federated Kaufmann Fund. Prior to 1999, Dr. Gray led the biotechnology equity research groups at Raymond James & Associates, Warburg Dillon Read and Kidder Peabody. Dr. Gray also serves on the Board of Directors of GTC Biotherapeutics, Inc., Acadia Pharmaceuticals, Inc., and Dyax Corporation. Dr. Gray began her career as a scientist focused on new cancer drug development at Schering-Plough Corporation and NeoRx Corporation. Dr. Gray holds a Ph.D. degree in pharmacology from the University of Vermont.

Directors Continuing in Office Until the 2010 Annual Meeting

Michael M. Wick, M.D., Ph.D., 62, has served as the Company’s Chairman of the Board of Directors since January 2000. Dr Wick has served as the Company’s Chief Executive Officer since July 1999 and as its President since June 1998. Dr. Wick served as the Company’s Chief Operating Officer from December 1997 until June 1998, and as Executive Vice President, Research and Development, from December 1997 until June 1998. He has been a member of the Board of Directors since December 1997. Prior to joining the Company in December 1997, Dr. Wick was Senior Vice President of Research for CV Therapeutics, Inc., a public biotechnology company, from May 1995 until December 1997. Dr. Wick served as Executive Director of oncology/immunology and clinical research at Lederle Laboratories, from September 1990 until May 1995, and also directed the Cyanamid/Immunex joint oncology research program. Dr. Wick began his career at Harvard Medical School, where he served as an Associate Professor from July 1981 until June 1994 and Chief of the Melanoma Clinic and Laboratory of Molecular Dermatological Oncology at the Dana Farber Cancer Institute from September 1980 until September 1992. Dr. Wick holds a Ph.D. degree in chemistry from Harvard University and an M.D. degree from Harvard Medical School.

Richard B. Newman, 69, has served as a member of the Board of Directors since April 2003. Mr. Newman is currently President and Chief Executive Officer of D&R Products Co., Inc., which designs, develops and manufactures orthopedic, vascular and other surgical medical devices and instruments for major medical device and instrument manufacturers in the United States and Europe. He has served in this role since 1983. Mr. Newman holds an A.B. degree from Harvard College and an LL.B. degree from the Harvard Law School.

Herwig von Morzé, Ph.D., 70, has served as a member of the Board of Directors since August 2004. Dr. von Morzé is currently an International Patent Consultant specializing in pharmaceutical patent strategy, patent prosecution and pharmaceutical product life cycle management. Dr. von Morzé was Co-Chair of Heller Ehrman’s Patent and Trademark Practice Group from 1999 to 2003. He has directed patent prosecution and enforcement programs in the pharmaceutical industry for more than 25 years. Dr. von Morzé holds a Ph.D. degree in Organic Chemistry from the University of Vienna, Austria.

For biographical information concerning the executive officers of the Company, see the information set forth under the caption “Executive Officers” of this proxy statement.

Board of Directors Committees and Meetings

Independence of the Board of Directors and its Committees

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as determined by the board of directors.

After review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except Dr. Wick, the Chairman of the Board of Directors and Chief Executive Officer of the Company.

As required under the Nasdaq listing standards, the Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. The Company’s independent directors met twice during the fiscal year ended December 31, 2007. Persons interested in communicating with any director may address correspondence to the director in care of the Company at 3165 Porter Drive, Palo Alto, CA 94304.

The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating Committee. Below is a description of each committee of the Board of Directors. The Board of

Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee, among other things: evaluates the performance, and assesses the qualifications, of the independent registered public accounting firm; determines and pre-approves the engagement of the independent registered public accounting firm to perform all proposed audit, review and attest services; reviews and pre-approves the retention of the independent registered public accounting firm to perform any proposed, permissible non-audit services; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm for the ensuing year; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K and recommends whether or not such financial statements should be so included; and discusses with management and the independent registered public accounting firm the results of the annual audit and review of the Company’s quarterly financial statements.

Three directors comprise the Audit Committee: Drs. Cantrall and Ryser and Mr. Frick. The Audit Committee met six times during the fiscal year ended December 31, 2007. The written Audit Committee Charter is attached as Appendix A to the proxy statement for the Company’s annual meeting of stockholders held on May 26, 2005, as filed with the Securities and Exchange Commission on April 13, 2005.

The Board of Directors periodically reviews the Nasdaq listing standards’ definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934). The Board of Directors has determined that Dr. Cantrall qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules. The Board of Directors made a qualitative assessment of Dr. Cantrall’s level of knowledge and experience based on a number of factors, including his formal education and his service in executive capacities having financial oversight responsibilities. These positions include Chief Executive Officer, President and Vice President of Operations to, and member of the board of directors of, a number of biotechnology and genomics companies, pursuant to which Dr. Cantrall has experience supervising the preparation of financial reports. In addition, Dr. Cantrall holds an M.B.A. For further information on Dr. Cantrall’s experience, please see his biography under “Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting” above.

Compensation Committee

The Compensation Committee of the Board of Directors reviews, modifies and approves the overall compensation strategy and policies for the Company. The Compensation Committee, among other things: reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s officers; determines and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; determines and approves the compensation and other terms of employment of the other officers of the Company; administers the Company’s stock option and purchase plans, pension and profit sharing plans and other similar programs; and reviews and recommends to the Board of Directors appropriate insurance coverage for the Company’s directors and officers. The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis to consider whether to recommend that it be included in proxy statements and other filings. A more detailed description of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation and information related to Compensation Committee Interlocks and Insider Participation can be found under the section entitled “Compensation Discussion and Analysis” of this proxy statement.

Three directors currently comprise the Compensation Committee: Drs. Ryser and Goldring and Mr. Newman. Each of the members of the Compensation Committee is independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met six times and acted twice by written consent during the fiscal year ended December 31, 2007. A copy of the Compensation Committee Charter is attached as Appendix B to the proxy statement for the Company’s annual meeting of stockholders held on May 14, 2007, as filed with the Securities and Exchange Commission on April 10, 2007.

Nominating Committee

The Nominating Committee of the Board of Directors is responsible for, among other things: identifying, reviewing and evaluating candidates to serve as directors of the Company; reviewing, evaluating and considering incumbent directors; recommending to the Board of Directors for selection candidates for election to the Board of Directors; making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors; and assessing the performance of the Board of Directors.

Three directors comprise the Nominating Committee: Drs. Ryser and Gray and Mr. Newman. All members of the Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating Committee met twice during the fiscal year ended December 31, 2007. The Nominating Committee adopted a written Nominating Committee Charter in 2004 which is attached as Appendix B to the proxy statement for the Company’s annual meeting of stockholders held on May 26, 2005, as filed with the Securities and Exchange Commission on April 13, 2005.

The Nominating Committee has not established any specific minimum qualifications that must be met for recommendation for a position on the Board of Directors. Instead, in considering candidates for director the Nominating Committee will generally consider all relevant factors, including among others the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of the expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company, the candidate’s reputation for personal integrity and ethics and the candidate’s ability to exercise sound business judgment. Other relevant factors, including diversity, experience and skills, will also be considered. Candidates for director are reviewed in the context of the existing membership of the Board of Directors (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders.

The Nominating Committee uses its network of contacts (and those of other members of the Board of Directors) when compiling a list of potential director candidates and may also engage outside consultants (such as professional search firms). For those directors nominated for re-election for a three-year term expiring at the 2011 annual meeting, the Nominating Committee did not pay a fee to any third party to assist in the process of identifying or evaluating director candidates. Pursuant to its charter, the Nominating Committee also considers potential director candidates recommended by stockholders. All potential director candidates are evaluated based on the factors set forth above, and the Nominating Committee has established no special procedure for the consideration of director candidates recommended by stockholders.

The Nominating Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating Committee at the following address: 3165 Porter Drive, Palo Alto, CA 94304 at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. The deadline for nominating a director for the 2009 Annual Meeting of Stockholders is December 15, 2008. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s Common Stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Nominating Committee has not rejected a timely director nominee from a stockholder or group of stockholders that beneficially own more than 5% of the Company’s voting stock.

Meetings of the Board of Directors and Committees of the Board of Directors

The Board of Directors met ten times and acted twice by written consent during the last fiscal year. Each Board member attended 75% or more in the aggregate of the meetings of the Board of Directors held during the period for which he or she was a director. Each committee member attended 75% or more in the aggregate of the meetings of the committees on which he or she served, held during the period for which he or she was a committee member.

Attendance at Annual MEETING

It is the Company’s current policy to require directors to attend the Annual Meeting absent extraordinary circumstances. The 2007 Annual Meeting of Stockholders was attended by all of the members of the Board of Directors.

Stockholder Communications with the Board of Directors

The Nominating Committee of the Board of Directors has adopted a process by which stockholders may communicate with the Board of Directors or any of its individual directors. Stockholders who wish to communicate with the Board of Directors may do so by sending a written communication addressed as follows: Telik Board Communication, c/o Stockholder Communications Officer, 3165 Porter Drive, Palo Alto, CA 94304. All communications must state the number of shares owned by the stockholder making the communication. Telik’s Stockholder Communications Officer, or SCO, will review each communication and forward the communication to the Board of Directors, to any individual director to whom the communication is addressed, and/or to any other officer of the Company considered by the SCO to be appropriate.

Code of Ethics

The Company has adopted the Telik, Inc. Code of Conduct, a code of ethics with which every employee, director and consultant is expected to comply. The Code of Conduct was filed with the Securities and Exchange Commission with the Company’s Annual Report on Form 10-K in 2004. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver as required by applicable laws.

Report of the Audit Committee of the Board of Directors*

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management is responsible for the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and the issuance of a report thereon.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

In this context, the Audit Committee met and held discussions with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from the Company and its management, including the matters in the written disclosures and letter that were received from the independent accountants pursuant to the requirements of the Independence Standards Board No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and considered the compatibility of non-audit services with the firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its annual audit and quarterly reviews, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee also has selected, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent registered public accounting firm.

The Audit Committee:

Edward W. Cantrall

Stefan Ryser

Robert W. Frick

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and has further directed management to submit to the stockholders for ratification the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Amended and Restated Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for the purpose of determining whether this matter has been approved. Shares represented by executed proxies will be voted, if no abstention or vote against is marked, for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Independent Registered Public Accounting Firm Fee Information

The following summarizes the fees billed by Ernst & Young LLP for audit, tax and other professional services during the years ended December 31, 2007 and 2006:

	December 31,
	2007	2006
Audit Fees (1)	$550,000	$487,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total Fees	$550,000	$487,000

(1)	Audit Fees were for services associated with the annual audit, the reviews of the Company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

(2)	There were no audit-related fees billed for the fiscal years ended December 31, 2007 and 2006.

(3)	Tax Fees would be for services in connection with tax compliance, tax planning and tax advice. As stated above, the Company incurred no such fees in the fiscal years ended December 31, 2007 and 2006.

(4)	There were no other fees for services by Ernst & Young LLP for the fiscal years ended December 31, 2007 and 2006.

The charter of the Audit Committee requires that the Audit Committee pre-approve the engagement of the Company’s independent registered public accounting firm, Ernst & Young LLP, to perform all proposed audit, review and attest services, as well as engagements to perform any proposed permissible non-audit services. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. It is the Company’s practice to present any such proposed engagement to the Audit Committee for approval, either at a regularly scheduled or special meeting. In 2007, all of the services and related fees described above were approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2007.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)
Equity compensation plans approved by security holders	9,059,216	$12.39	4,265,916	(2)
Equity compensation plans not approved by security holders	—	N/A	—
Total	9,059,216	$12.39	4,265,916	(2)

(1)	Each year on January 1, until January 1, 2010, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the 2000 Equity Incentive Plan is automatically increased by the lesser of 1,500,000 shares or 5% of the total number of shares of Common Stock outstanding on that date, or such lesser amount as may be determined by the Board of Directors. In addition, each year on January 1, until January 1, 2010, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the 2000 Employee Stock Purchase Plan is automatically increased by the lesser of 150,000 shares or 1% of the total number of shares of Common Stock outstanding on that date, or such lesser amount as may be determined by the Board of Directors.

(2)	Includes 718,290 shares issuable under the 2000 Employee Stock Purchase Plan.

EXECUTIVE OFFICERS

The following table sets forth information regarding the Company’s executive officers and key personnel. Please see “Proposal 1—Election of Directors” for comparable information for the Company’s Board of Directors.

Name	Age	Position
Executive Officers:
Michael M. Wick, M.D., Ph.D.	62	President, Chief Executive Officer and Chairman
Cynthia M. Butitta	53	Chief Operating Officer and Chief Financial Officer
Marc L. Steuer	61	Senior Vice President, Business Development
William P. Kaplan, Esq.	54	Vice President, General Counsel and Corporate Secretary

Key Personnel:
Gail L. Brown, M.D.	57	Senior Vice President and Chief Medical Officer

Set forth below is biographical information for each of the executive officers and key personnel.

Biographical information about Dr. Wick is included under the caption “Directors Continuing in Office Until the 2010 Annual Meeting.”

Cynthia M. Butitta has served as the Company’s Chief Operating Officer and Chief Financial Officer since March 2001. She has served as the Company’s Chief Financial Officer since August 1998. From September 1997 through February 2001, Ms. Butitta provided financial consulting services as a partner in Altair Capital Associates LLC, which she co-founded in November 1998, and Butitta Consulting Services LLC, which she founded in September 1997. From December 1995 until September 1997, Ms. Butitta was Vice President of Finance and Administration and Chief Financial Officer for Connetics, Inc., a biotechnology company. From June 1994 until December 1995, she was Vice President of Finance and Administration and Chief Financial Officer for InSite Vision, Inc., a biotechnology company. From June 2000 to February 2002, Ms. Butitta was a director of Catalyst Semiconductor, Inc., a semiconductor products company. Ms. Butitta holds a B.S. degree in business and accounting from Edgewood College and an M.B.A. degree in finance from the University of Wisconsin, Madison.

Marc L. Steuer has served as the Company’s Senior Vice President, Business Development since October 2002. He currently serves on the Board of Directors, Audit Committee and Compensation Committee of EORM, Inc., a privately-held, non-biotechnology company. Prior to joining the Company, from 1994 to 2002, Mr. Steuer was associated with Pharmacyclics, Inc., a biotechnology company, most recently as Senior Vice President, Business Development. From 1992 to 1994, Mr. Steuer was with SciClone Pharmaceuticals, Inc., serving as Vice President, Finance and Chief Financial Officer and later as Executive Vice President, Business Development and Commercial Affairs. He also has held senior management positions at Pilkington Visioncare Group, a major division of Pilkington, plc, Syntex Corporation and international management consulting firms. Mr. Steuer holds B.S. and M.S. degrees in electrical engineering from Columbia University and an M.B.A. degree from New York University.

William P. Kaplan, Esq. has served as the Company’s Vice President and General Counsel since February 2006 and Vice President, Legal Affairs since April 2003. Mr. Kaplan has also served as the Company’s Corporate Secretary since May 2003. From 2000 to 2003, Mr. Kaplan was Vice President, General Counsel and Corporate Secretary of iPrint Technologies, a developer of Internet print technology. Prior to iPrint, Mr. Kaplan served as Vice President and General Counsel of Resumix, a publisher of enterprise human resources software subsequently acquired by Yahoo!. He also served as General Counsel of Netcom On-Line Communication Services, an Internet service provider, and Ungermann-Bass, a global manufacturer of network and telecommunications equipment. Mr. Kaplan has practiced law since 1982. He holds a B.A. degree in mathematics from the University of California, Santa Barbara, and a Juris Doctor degree from the School of Law at the University of California, Davis.

Gail L. Brown, M.D. has served as the Company’s Senior Vice President and Chief Medical Officer since November 2001. Dr. Brown has served as a consultant to the Company on matters related to clinical development of the Company’s product candidates since October 1998. Prior to joining the Company, Dr. Brown was a Managing Director at The Palladin Group, LP, and Tanager Capital Group, LLC, entities specializing in investment advisory services, from January 2001 to October 2001. She was a co-founder and partner of Altair Capital Associates LLC, specializing in biotechnology investment advisory services, from November 1998 to January 2001. Dr. Brown has served as a consultant and a member of clinical and scientific advisory boards at numerous public and private biotechnology companies from 1995 to 2001. She began her career at the Harvard Medical School, where she served on the faculty in the Department of Medicine, Division of Hematology and Oncology from 1980 to 1995. Dr. Brown received her M.D. degree from The University of Rochester School of Medicine and an M.B.A. degree in finance from St. Mary’s College of California School of Economics and Business Administration.

The Company’s executive officers are appointed by the Board of Directors and serve until their successors are elected or appointed. There are no family relationships among any of the Company’s directors or executive officers. Dr. Gail Brown, one of the Company’s key personnel, is the spouse of Dr. Wick, the Company’s President, Chief Executive Officer and Chairman. No director has a contractual right to serve as a member of the Board of Directors.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock by: (a) each director; (b) each nominee for director; (c) each of the executive officers named in the Summary of Compensation Table; (d) all executive officers and directors of the Company as a group; and (e) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. All of the information in this table is as of March 1, 2008.

Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, shares are deemed to be beneficially owned by a person if that person has the right to acquire shares (for example, upon exercise of an option) within sixty days of the date that information is provided. In determining the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by the person (and only that person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of March 1, 2008, there were 53,063,127 shares of Common Stock outstanding.

Beneficial Owner (1)	Number of Shares Owned (2)		Right to Acquire within 60 days (3)		Beneficial Ownership Total	Percent of Total
Entities affiliated with Eastbourne Capital Management, L.L.C. (4)	15,736,019		—		15,736,019	29.66%
1101 Fifth Avenue, Suite 160, San Rafael, CA 94901
Entities affiliated with OppenheimerFunds, Inc. (5)	10,467,140		—		10,467,140	19.73%
Two World Financial Center, 225 Liberty Street, 11th Floor, New York, NY 10281-1008
Entities affiliated with Icahn Associates Corp.	5,195,828		—		5,195,828	9.79%
767 Fifth Avenue, 47th Floor, New York, NY 10153
Entities affiliated with Morgan Stanley & Co., (6)	3,030,439		—		3,030,439	5.71%
1585 Broadway, New York, NY 10036
Michael M. Wick, M.D., Ph.D.	179,207	(7)	2,051,668	(8)	2,230,875	4.05%
Cynthia M. Butitta	40,531		650,416		690,947	1.29%
Marc L. Steuer	—		284,375		284,375	*
William P. Kaplan, Esq.	2,685		220,417		223,102	*
Edward W. Cantrall, Ph.D.	34,000	(9)	35,938		69,938	*
Robert W. Frick	10,000		30,938		40,938	*
Steven R. Goldring, M.D.	—		35,938		35,938	*
Mary Ann Gray, Ph.D.	5,000		30,938		35,938	*
Richard B. Newman, Esq.	23,472	(10)	30,938		54,410	*
Stefan Ryser, Ph.D.	2,000		45,938		47,938	*
Herwig von Morzé, Ph.D	—		24,375		24,375	*
All executive officers and directors as a group (11 persons) (11)	296,895		3,441,879		3,738,774	6.62%

*	Less than one percent.

(1)

This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 53,063,127 shares outstanding on March 1, 2008.

(2)	Excludes shares issuable pursuant to stock options exercisable within 60 days of March 1, 2008.

(3)	Shares issuable pursuant to stock options exercisable within 60 days of March 1, 2008.

(4)	The amount shown and the following information were provided by Eastbourne Capital Management, L.L.C. (“Eastbourne”) pursuant to a Schedule 13G/A dated February 12, 2008, indicating beneficial ownership as of December 31, 2007. The Schedule 13G/A indicates that Eastbourne has shared voting and dispositive power with respect to 15,736,019 shares. According to the Schedule 13G/A, Richard Jon Barry holds shared voting and dispositive power with respect to 15,736,019 shares, Black Bear Fund I, L.P. holds shared voting and dispositive power with respect to 4,724,093 shares, and Black Bear Offshore Master Fund, L.P. holds shared voting and dispositive power with respect to 10,436,232 shares. Barry and Eastbourne each disclaims beneficial ownership of the Stock, except to the extent of its or his respective pecuniary interest therein. Barry and Eastbourne filed the this Schedule 13G/A as a group, within the meaning of Rule 13d-5(b) (“Rule 13(d)-5(b)”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(5)	The amount shown and the following information were provided by OppenheimerFunds, Inc. pursuant to a Schedule 13G/A dated February 6, 2008, indicating beneficial ownership as of December 31, 2007. The Schedule 13G/A indicates that OppenheimerFunds, Inc. has shared voting and dispositive power with respect to 10,467,140 shares. According to the Schedule 13G/A, Oppenheimer Global Opportunities Fund has shared voting and dispositive power with respect to 9,600,000 shares.

(6)	The Schedule 13G dated February 14, 2008 filed jointly by Morgan Stanley & Co. and FrontPoint Partners LLC indicating beneficial ownership as of December 31, 2007. The schedule 13G indicates that Morgan Stanley has sole voting and dispositive power with respect to 3,030,439 shares. FrontPoint Partners LLC has sole voting and dispositive power with respect to 3,024,900 shares. Morgan Stanley & Co. is a parent holding company and FrontPoint Partners LLC is an investment adviser.

(7)	Includes 46,816 shares held by Dr. Wick’s spouse.

(8)	Includes 767,188 shares issuable to Dr. Wick’s spouse pursuant to stock options exercisable within 60 days of March 1, 2008.

(9)	Includes 20,000 shares held by Dr. Cantrall’s spouse.

(10)	Includes 15,000 shares held by the D&R Products Co., Inc. 401(k) and Profit Sharing Plan, of which Mr. Newman and his spouse are trustees.

(11)	See footnotes 7-10 above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations, the Company believes that all Forms 3, 4 and 5 required to be filed were filed on time during the fiscal year ended December 31, 2007.

COMPENSATION OF DIRECTORS

Employee directors do not receive any separate compensation for their Board of Directors activities. Non-employee directors receive the compensation described below.

In 2007, each non-employee director of the Company was entitled to receive quarterly cash compensation of $6,250 from the Company for serving on the Board of Directors. Effective with the quarter ending June 30 2008, each non-employee director will receive $8,000 quarterly cash compensation. The members of the Board of Directors are also eligible for reimbursement of their expenses incurred in connection with attendance at Board of Directors and Committee meetings in accordance with Company policy.

Each non-employee director of the Company also was entitled to receive stock option grants under the 2000 Non-Employee Directors’ Stock Option Plan, as amended February 20, 2008 (the “Directors’ Plan”). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are not intended by the Company to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Directors’ Plan are non-discretionary. Each person who is elected or appointed to serve as a non-employee director for the first time will be granted an option to purchase 20,000 shares of Common Stock upon such election or appointment. On February 20, 2008, the Board of Directors amended the Directors’ Plan to provide that on the day following each Annual Meeting (or the next business day should such date be a legal holiday), each member of the Company’s Board of Directors who is not an employee of the Company or, where specified by the non-employee director, an affiliate of the director, is automatically granted under the Directors’ Plan without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 10,000 shares of Common Stock or an option to purchase an amount of shares prorated for the part of the year served as a non-employee director. Before such amendment to the Directors’ Plan, the non-employee directors received an option to purchase 5,000 shares of Common Stock or an option to purchase an amount of shares prorated for the part of the year served as a non-employee director.

The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant (determined in accordance with the terms of the Directors’ Plan based on the closing sales price reported on the Nasdaq Global Market). The options have a term of 10 years. Options granted under the Directors’ Plan vest as follows: 25% of the shares subject to each option will vest on the first anniversary of the grant date and the remainder will vest in equal monthly installments over the next three years. The vesting of each option will cease on the date the non-employee director holding the option ceases to provide services (whether as a director or consultant) to the Company or one of the Company’s affiliates. Options terminate three months after the non-employee director’s service with the Company or its affiliates terminates. However, if termination of service is due to the non-employee director’s death, or if the non-employee director dies within three months after his or her service terminates, the exercise period will be extended to 18 months following death. No option is exercisable after the expiration of 10 years from the date it was granted. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change of control transaction involving the Company, the options outstanding under the Directors’ Plan may be assumed or substituted by the surviving entity. Otherwise, the vesting of the options held by those directors whose continuous service has not terminated accelerate in full and the options terminate if not exercised at or prior to the change of control transaction.

On May 15, 2007, the Company granted options covering 5,000 shares to each of Drs. Cantrall, Goldring, Gray, Ryser and von Morzé and Messrs. Frick and Newman at an exercise price of $5.77 per share. The exercise price per share for each option is equal to the fair market value of the Company’s Common Stock on the date of grant (determined in accordance with the terms of the Directors’ Plan based on the closing sales price reported on the Nasdaq Global Market).

As of March 1, 2008, options to purchase a total of 300,000 shares of the Company’s Common Stock were outstanding under the Directors’ Plan. As of March 1, 2008, options covering 48,541 shares had been exercised under the Directors’ Plan.

2007 Director Compensation Table

Name of Director	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Edward W. Cantrall, Ph.D.	25,000	32,605	—	57,605
Robert W. Frick	25,000	34,356	—	59,356
Steven R. Goldring, M.D.	25,000	32,605	—	57,605
Mary Ann Gray, Ph.D.	25,000	42,258	—	67,258
Richard B. Newman, Esq.	25,000	34,356	—	59,356
Stefan Ryser, Ph.D.	25,000	32,605	—	57,605
Herwig von Morzé, Ph.D	25,000	52,538	—	77,538

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each member of the Board of Directors, in 2007 as well as prior fiscal years, in accordance with SFAS 123 and SFAS 123R. The amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions with respect to these grants, refer to the “Valuation Assumptions” under the “Notes to the Financial Statements” in the Company’s Form 10-K for the year ended December, 31, 2007, as filed with the SEC. The following table shows for each named non-employee director (a) the grant date of each option granted to the named non-employee directors in 2007 fiscal year, (b) the exercise price, (c) the grant-date fair value of that option (as calculated in accordance with SFAS 123 (R)) and (d) the aggregate number of shares subject to all outstanding options held by that individual as of December 31, 2007:

Name of Director	Option Grant Date	Exercise Price ($)	SFAS 123 (R) Grant-date Fair Value ($)	Number of Shares of Common Stock Subject to All Outstanding Options Held as of December 31, 2007
Edward W. Cantrall, Ph.D.	May 15, 2007	5.77	19,372	45,000
Robert W. Frick	May 15, 2007	5.77	19,372	40,000
Steven R. Goldring, M.D.	May 15, 2007	5.77	19,372	45,000
Mary Ann Gray, Ph.D.	May 15, 2007	5.77	19,372	40,000
Richard B. Newman, Esq.	May 15, 2007	5.77	19,372	40,000
Stefan Ryser, Ph.D.	May 15, 2007	5.77	19,372	55,000
Herwig von Morzé, Ph.D	May 15, 2007	5.77	19,372	35,000

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the fiscal year 2006 and 2007 compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, and its two other most highly compensated executive officers at December 31, 2007 (the “Named Executive Officers”). There were no other executive officers during this period.

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Michael M. Wick	2007	494,000	(3)	275,000	1,076,575	-0-	1,845,575
President, Chief Executive Officer and Chairman	2006	494,000	(3)	-0-	1,967,455	-0-	2,461,455
Cynthia M. Butitta	2007	344,000		175,000	593,232	-0-	1,112,232
Chief Operating Officer and Chief Financial Officer	2006	344,000		-0-	975,529	-0-	1,319,259
Marc L. Steuer	2007	300,000		-0-	199,453	-0-	499,453
Senior Vice President, Business Development	2006	300,000		-0-	292,728	-0-	592,728
William P. Kaplan	2007	240,000		75,000	313,451	-0-	628,451
Vice President, General Counsel and Corporate Secretary	2006	240,000		-0-	364,560	-0-	604,560

(1)	The Company’s cash bonuses were awarded in the year noted and paid in the subsequent year.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each of Named Executive Officers, in 2007 as well as prior fiscal years, in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions with respect to these grants, refer to the “Valuation Assumptions” under the “Notes to the Financial Statements” in the Company’s Form 10-K for the year ended December, 31, 2007, as filed with the SEC.

(3)	Dr. Wick is not compensated for his role as a director. The amount shown reflects salary earned as an employee only.

Grants of Plan-Based Awards in 2007

The following table provides information about equity awards granted to the Named Executive Officers in 2007 including, without limitation: (a) the grant date, (b) all other option awards, which consist of the number of shares underlying stock options awarded to the Named Executive Officers, (c) the exercise price of the stock option awards, which reflect the closing fair market value of Telik stock on the date of grant and (d) the grant date fair value of each option award valued under SFAS 123R.

Name and Principal Position	Grant Date	Compensation Committee Approval Date (1)	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($) (1)	Full Grant Date Fair Value ($) (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)
Michael M. Wick President, Chief Executive Officer and Chairman	—	—	-0-		—	—	741,000
Cynthia M. Butitta Chief Operating Officer and Chief Financial Officer	—	—	-0-		—	—	516,000
Marc L. Steuer	2/27/2007	2/22/2007	75,000	(3)	5.80	267,053	450,000
Senior Vice President, Business Development	2/27/2007	2/22/2007	75,000	(4)	5.80	335,578
William P. Kaplan Vice President, General Counsel and Corporate Secretary	2/27/2007	2/22/2007	100,000	(3)	5.80	356,070	360,000

(1)	The exercise price for the stock options granted was the closing fair market value of Telik stock on the date of grant. These options were approved by the Compensation Committee on February 22, 2007.

(2)	The amount shown in this column is the full grant date fair value of the options granted computed under SFAS 123R. The full grant date fair value is the amount the Company would expense in its financial statements over the option’s vesting period. For additional information on the valuation assumptions with respect to these grants, refer to the “Valuation Assumptions” under the “Notes to the Financial Statements” in the Company’s Form 10-K for the year ended December, 31, 2007, as filed with the SEC.

(3)	This option vests monthly over a period of two years commencing on February 27, 2007.

(4)	Vesting will be 100% upon the achievement of specified performance goals for a significant license agreement relating to a Company product candidate.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on the current holdings of stock options by the Named Executive Officers. Each option grant is shown separately for each Named Executive Officer. The vesting schedule for each option grant is shown following this table.

Option Awards

Name and Principal Position	Option Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael M. Wick	06/02/1998		175,000	-0-		1.60	06/02/2008
President, Chief Executive Officer and Chairman	12/15/1998		125,000	-0-		1.60	12/15/2008
	07/30/1999		150,000	-0-		1.60	07/30/2009
	12/05/2000		200,000	-0-		8.25	12/05/2010
	02/13/2002		150,000	-0-		10.27	02/13/2012
	02/21/2003		75,000	-0-		11.16	02/21/2013
	01/22/2004		146,875	3,125		24.13	01/22/2014
	12/10/2004		112,500	37,500		18.86	12/10/2014
	01/06/2005		91,146	33,854		18.93	01/06/2015
	03/10/2006		-0-	140,000		20.30	03/10/2016

Cynthia M. Butitta	09/11/2000		25,000	-0-		10.13	09/11/2010
Chief Operating Officer and Chief Financial Officer	03/13/2001		240,000	-0-		3.81	03/13/2011
	05/14/2002		100,000	-0-		10.26	05/14/2012
	02/21/2003		50,000	-0-		11.16	02/21/2013
	01/22/2004		97,917	2,083		24.13	01/22/2014
	12/10/2004		75,000	25,000		18.86	12/10/2014
	03/10/2006		-0-	100,000		20.30	03/10/2016

Marc L. Steuer	10/07/2002		200,000	-0-		12.20	10/07/2012
Senior Vice President, Business Development	01/06/2005		36,458	13,542		18.93	01/06/2015
	02/27/2007	(A)	31,250	43,750		5.80	02/27/2017
	02/27/2007	(B)	-0-		75,000	5.80	02/27/2017

William P. Kaplan	04/21/2003		100,000	-0-		12.62	04/21/2013
Vice President, General Counsel and Corporate Secretary	01/22/2004		9,792	208		24.13	01/22/2014
	12/10/2004		37,500	12,500		18.86	12/10/2014
	03/10/2006		-0-	20,000		20.30	03/10/2016
	02/27/2007	(A)	41,667	58,333		5.80	02/27/2017

Option Awards Vesting Schedule

Grant Dates	Vesting Schedule

6/2/1998; 12/15/1998; 7/30/1999; 9/11/2000; 12/5/2000; 2/13/2002	Options vest over four years: 25% of the shares vest one year after the date of grant and 1/48th of the shares vest monthly thereafter.

3/13/2001	Options vest over four years: 25% of the shares vest on February 20, 2002 and 1/48th of the shares vest monthly thereafter.

5/14/2002	Options vest over four years: 75% of the shares vest three years after the date of grant and 25% of the shares vest on the four-year anniversary of the grant date.

10/7/2002; 2/21/2003; 4/21/2003; 1/22/2004; 12/10/2004; 1/6/2005; 3/10/2006	Options vest over four years: 50% of the shares vest two years after the date of grant and 1/48th of the shares vest monthly thereafter.

02/27/2007 (A)	Options vest monthly over a period of two years.

02/27/2007 (B)	Vesting will be 100% upon the achievement of specified performance goals for a significant license agreement relating to a Company product candidate.

Stock Option Exercises in Fiscal 2007

The Company grants options to its employees, including executive officers, under its 2000 Equity Incentive Plan (the “Incentive Plan”). As of March 1, 2008, options to purchase a total of 7,988,587 shares were outstanding under the Incentive Plan and options to purchase 4,908,700 shares remained available for grant thereunder. Prior to the Company’s initial public offering, the Company granted options to its employees, including executive officers, under its 1996 and 1988 Stock Option Plans, which both terminated as of the effective date of the initial public offering, and outside the plans. Since the initial public offering, no new stock options have been granted under the 1996 and 1988 Stock Option Plans. As of March 1, 2008, 618,096 shares were outstanding under the 1996 Stock Option Plan and no shares were outstanding under the 1988 Stock Option Plan and outside the plans. Options generally vest over a four-year period. Generally, 25% of the initial option grant vests on the one-year anniversary of employment, or 50% of the initial option grant vests on the two-year anniversary of employment, and the remainder vests in a series of equal monthly installments during the remainder of the initial four years of service. The exercise price per share is equal to the fair market value of the Company’s Common Stock on the date of grant, as determined in accordance with the provisions of the Incentive Plan based on the closing prices for the Company’s Common Stock on the Nasdaq Global Market. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change of control transaction involving the Company, the options outstanding under the Company’s option plans may be assumed or substituted by the surviving entity. Otherwise, the vesting of the options outstanding under the Incentive Plan and the 1996 Stock Option Plan, held by those participants whose continuous service has not terminated, shall accelerate in full and the options will terminate if not exercised at or prior to such change of control transaction.

The following tables set forth, for the fiscal year ended December 31, 2007, certain information regarding options exercised by the Named Executive Officers:

Name and Principal Position	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)
Michael M. Wick President, Chief Executive Officer and Chairman	249,000	505,230
Cynthia M. Butitta Chief Operating Officer and Chief Financial Officer	—	—
Marc L. Steuer Senior Vice President, Business Development	—	—
William P. Kaplan, Vice President, General Counsel and Corporate Secretary	—	—

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

The Company entered into an employment agreement with Michael M. Wick, M.D., Ph.D. in August 1999 upon his promotion to the position of Chief Executive Officer. In December 1999, Dr. Wick was elected Chairman of the Board of Directors which became effective in January 2000. Either the Company or Dr. Wick may terminate his employment at any time for any reason. If Dr. Wick is terminated without cause, he is entitled to receive as severance continued payment of his base salary and health care benefits for twelve months. The monthly vesting of stock options will also continue for the same twelve months.

In February 2003, the Company adopted the Telik, Inc. Change of Control Severance Benefit Plan (the “Severance Plan”). The Severance Plan provides eligible participants with severance benefits in the event that a participant’s employment with the Company is terminated, voluntarily or involuntarily, without cause within one year after a change of control of the Company, provided that the eligible participant signs a general waiver or release of the Company prior to receipt of the benefits. Such benefits include cash severance, payment of premiums under employee benefits plans, COBRA continuation coverage, accelerated vesting of unvested stock options, and additional payments if the amounts which a participant would receive in connection with a change in control of the Company would constitute a “parachute payment” or be subject to excise tax.

The Severance Plan provides that, to the extent designated by the Compensation Committee or the Chief Executive Officer, the Chief Operating Officer, Chief Financial Officer, Senior Vice Presidents, Vice Presidents and others would be eligible to participate in the Severance Plan. Currently, only Dr. Wick is eligible to participate in the Severance Plan. Under the Severance Plan, Dr. Wick, as the Chief Executive Officer, is eligible to receive (a) 100% of accelerated vesting of then unvested stock options, (b) payment of the equivalent of 200% of the sum of his annual base salary and either (i) the cash bonus actually paid for the previous year or (ii) the cash bonus targeted to be received for the then current year, whichever is higher and (c) continuation of health benefits for up to 24 months. Dr. Wick would also be entitled to additional payments if the amounts he would receive in connection with a change in control of the Company would constitute a “parachute payment” or be subject to excise tax. Dr. Wick’s benefits under the Severance Plan, when applicable, will supersede the severance benefits under his employment contract.

2007 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The following table provides information on severance benefits that would become payable under Dr. Wick’s existing severance plan and employment agreement if Dr. Wick’s employment had terminated on December 31, 2007, given his compensation as of such date and based on the Company’s closing stock price ($3.47 per share) as of December 31, 2007.

Name and Principal Position	Voluntary Termination or Involuntary Termination Without Cause After A Change of Control			Involuntary Termination Without Cause
	Health Care Benefits ($) (1)	Salary ($) (2)	Equity Acceleration ($) (3)	Health Care Benefits ($) (4)	Salary ($) (5)	Equity Acceleration ($) (6)
Michael M. Wick President, Chief Executive Officer and Chairman	13,176	1,538,000	-0-	6,588	494,000	-0-

(1)	Represents the cost of 24 months of health benefits paid by the Company.

(2)	Represents 200% of the sum of Dr. Wick’s annual base salary, $494,000, and his bonus, $275,000, awarded for 2007, as no specific bonus target was established to be received in 2007. The Company’s Executive Officer Bonus Plan provides for the payment of a cash bonus ranging from 0 to 150% of the executive’s base salary. If a bonus target had been established for Dr. Wick equal to the maximum 150% of his base salary in 2007, this amount would have been $2,470,000.

(3)	Represents the excess of closing fair market value of the shares accelerated vested and exercisable on December 31, 2007 over the aggregate exercise price of such shares.

(4)	Represents the cost of 12 months of health benefits paid by the Company over the next 12 months following the involuntary termination of Dr. Wick’s employment by the Company without cause.

(5)	Represents Dr. Wick’s annual base salary payable in equal semi-monthly installments over the next 12 months following the involuntary termination of his employment by the Company without cause.

(6)	Represents the excess of closing fair market value of the shares accelerated vested and exercisable on December 31, 2007, over the aggregate exercise price of such shares. Monthly vesting of stock options would continue for 12 months after the involuntary termination of Dr. Wick’s employment by the Company without cause.

A detailed description of the severance and change in control benefits can be found under the section entitled “Compensation Discussion and Analysis—Elements of Telik’s Named Executive Officer Compensation” of this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information regarding the compensation paid to the Chief Executive Officer, Chief Financial Officer, and two other executive officers who were the most highly compensated executives of Telik, Inc. (the “Named Executive Officers”). During fiscal 2007, these individuals were:

•	Dr. Michael M. Wick, Chief Executive Officer;

•	Ms. Cynthia M. Butitta, Chief Operating Officer and Chief Financial Officer;

•	Mr. Marc L. Steuer, Senior Vice President Business Development; and

•	Mr. William P. Kaplan, Vice President General Counsel and Corporate Secretary.

In this Compensation Discussion and Analysis, Telik, Inc. is referred to as “we,” “us,” “our,” or “the Company”.

The compensation paid to or earned by our Named Executive Officers for fiscal 2007 is reported in the tables beginning on page 20 of this proxy statement. This Compensation Discussion and Analysis addresses the following topics:

•	Governance of Executive Compensation Program

•	Executive Compensation Philosophy and Framework

•	Named Executive Officer Compensation Decisions

•	Other Considerations

Governance of Executive Compensation Program

Role of the Compensation Committee

The purpose of our Compensation Committee (the “Committee”) is to act on behalf of our Board of Directors to fulfill the Board’s responsibilities to set and oversee the compensation of our executive officers. With respect to our Named Executive Officers, the Committee reviews and approves: (i) annual base salaries; (ii) annual incentive compensation; (iii) long-term incentive compensation; (iv) employment, severance, and change-in-control agreements; and (v) other compensation and benefits, if any.

Committee Interaction with Management

In carrying out its responsibilities, the Committee works with Dr. Wick, our Chief Executive Officer, who provides information on the Company’s achievement of the designated corporate goals and each of the Named Executive Officers’ performance and contribution for the year and presents to the Committee his recommendations on executive compensation, except with respect to his own compensation. Dr. Wick also participates in the Committee’s determination of the corporate goals that are used as one factor in the determination of annual incentive awards. Dr. Wick does not participate in the deliberations on any aspect of his own compensation. Although the Committee solicits and reviews Dr. Wick’s presentation, the information and recommendations provided by Dr. Wick are just one of several factors the Committee uses in making compensation decisions for our Named Executive Officers.

Committee Process

The Committee regularly reports to, and consults with, the Board of Directors on the results of its reviews and any actions it takes or proposes to take with respect to compensation policies and executive officer compensation decisions. As permitted by its Charter, the Committee has delegated its authority to Dr. Wick within certain pre-established limits and grant guidelines (as discussed in further detail below under “Equity Grant Guidelines”) to grant stock options to employees other than executive officers.

Executive officer base salaries, as well as annual bonus awards are generally reviewed each year in December and January, with adjustments generally effective in January. Grants of stock options are considered and made during this same time period based on corporate and individual performance. For fiscal 2006 and 2007, stock options were granted to our executives during the first quarter of the following fiscal year.

Committee Membership and Meetings

During fiscal 2007, the Committee was composed of Drs. Stefan Ryser and Steven Goldring and Mr. Richard Newman. Dr. Ryser served as the Committee’s chair. All Committee members meet the “independent director” definition of the Nasdaq listing standards; the “non-employee director” definition of Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934; and the “outside director” definition of Section 162(m) of the Internal Revenue Code of 1986.

The Committee holds regular quarterly meetings and, in addition, meets as often as it considers necessary to carry out its responsibilities. The Committee met six times in fiscal 2007 and, in addition, acted twice by unanimous written consent.

Use of External Advisors

In November 2007, the Committee engaged Compensia, Inc., an executive compensation advisor, to provide it with advice, information, and recommendations relating to executive compensation. Compensia serves at the discretion of the Committee. Compensia did not provide any other services to the Company in fiscal 2007.

In fiscal 2007, Compensia provided the following assistance to the Committee:

•	Provided a survey of comparable companies’ compensation practices and benchmarks;

•	Reviewed and made recommendations related to our Named Executive Officers’ base salary, annual incentive compensation awards, and long-term incentive compensation levels and program structures; and

•	Reviewed and made recommendations related to the compensation levels and program structures for the Board of Directors.

Executive Compensation Philosophy and Objectives

Compensation Philosophy

We use our executive compensation program to ensure the successful execution of our annual and long-term strategic business plan, thereby creating long-term value for our stockholders. To achieve these goals, our executive compensation program is designed to motivate, reward, and retain our executives and align their interests with those of our stockholders, all within the context of responsible cost management. In practice, this means to successfully design our executive compensation programs the Committee must take into account a very competitive market for qualified executive talent in the life science field, long product cycles, high risk operating execution, and competition from much larger and better capitalized competitors.

Compensation Objectives

Consistent with our philosophy, our executive compensation program is designed to achieve four primary objectives:

1.	Establish a direct link between compensatory rewards and both business results and individual performance;

2.	Align the interests and objectives of management and employees with driving Company growth and creating stockholder value;

3.	Share the enterprise value created by the Company’s executives through the distribution of equity to the executives; and

4.	Provide health and welfare protection to assist executives and their families, and provide to the executives a tax-qualified retirement savings program.

Compensation Mix

Consistent with our compensation objectives, the Committee provides a mix of compensation elements primarily composed of base salary, annual bonus and long-term equity incentives. Each of these components is discussed in greater detail below. In addition, we provide our Named Executive Officers with health and welfare benefits and a tax-qualified retirement savings program on substantially the same terms and conditions as they are provided to other employees, and we provide to Dr. Wick severance benefits in the event of a change of control.

The Committee determines each element of the compensation mix individually to ensure the desired objectives for that element (as described below) are met. The Committee does not formally evaluate the compensation mix between short-term and long-term compensation or between cash and non-cash compensation. Upon completing its determination of each compensation element, the Committee reviews the value of the total compensation package to ensure that, in the aggregate, the compensation package is reasonable, appropriate from an internal equity standpoint, and within market norms, with all decisions based on the judgment of the members of the Committee.

Compensation Positioning

While the Committee does not target a specific competitive percentile for any element of compensation or for the total compensation of our executives, it considers the following factors when setting Named Executive Officer compensation levels:

•	Our continued successful development of drug candidates to commercialization

•	The executives’ individual performance during the fiscal year

•	The executives’ contributions to the Company during the fiscal year

•	The market range for compensation based on the practices of our peer group

•	The scope of each executive’s role compared to other similarly-situated executives at companies in our peer group

•	Our financial condition and cash flow

Benchmarking

To assess the competitiveness of our executive compensation program and compensation levels, each year the Committee examines the executive compensation practices of a peer group of life science companies. The peer group used for fiscal 2006 was updated for fiscal 2007 with the assistance of Compensia. The compensation data for the peer group companies was gathered from publicly-available filings.

The peer group companies were selected in fiscal 2006 and updated in fiscal 2007 on the basis of their similarity to the Company in industry (life sciences), geographic location, size (based on market capitalization and employee population), and the stage of product development (all companies were “pre-revenue,” i.e., revenue was not being generated from the sale of their products, with their most advanced product in Phase II or Phase III clinical trials).

The fiscal 2007 peer group was as follows:

Fiscal 2007 Peer Group

• Arena Pharmaceuticals	• Neurocrine Biosciences	• Sangamo Biosciences

• Cell Genesys	• Novaceo	• Theravance

• Cytokinetics	• Nuvelo	• Threshold Pharmaceuticals

• Genitope	• Pain Therapeutics	• Titan Pharmaceuticals

• Geron	• Renovis

• ISIS Pharmaceuticals	• Rigel Pharmaceuticals

The Committee does not use the peer group to target a specific percentile or dollar level for executive compensation. While the Committee believes it is important to understand the market for executive compensation at similar companies in order to make its compensation decisions, this is just one factor that it considers in determining the compensation of our Named Executive Officers as discussed herein.

Compensation Components

The primary elements of our executive compensation program are base salary, an annual incentive compensation opportunity, and a long-term equity incentive award.

Base Salary

Base salary represents the fixed portion of our Named Executive Officers’ compensation. As noted above, the Committee typically reviews our Named Executive Officers’ base salaries in December of each year.

This year, Dr. Wick presented to the Committee his assessment of the performance and contributions of the other executives and his recommendations for base salary adjustments for each of the Named Executive Officers (except with respect to his own compensation) based on their corporate and individual performance. The Committee considered these recommendations along with Compensia’s market analysis of peer group company base salaries, and the factors set forth under “Compensation Positioning” on page 28 above. As a result of its deliberations, the Committee made the following adjustments to the base salaries of the Named Executive Officers for fiscal 2007:

Executive	Title	Beginning Fiscal Year 2007 Base Salary	Fiscal Year 2008 Base Salary (Eff. 1/1/08)	Total Percent Increase
Michael M. Wick	President & CEO	$494,000	$514,000	4%
Cynthia M. Butitta	COO & CFO	$344,000	$379,000	10%
Marc L. Steuer	SVP, Business Development	$300,000	$300,000	0%
William P. Kaplan	VP, General Counsel and Corporate Secretary	$240,000	$264,000	10%

These adjustments were made by the Committee to ensure that base salary was competitive with the market range based on the peer group and to reward the performance and contributions of the Named Executive Officers. The Committee also took into account Ms. Butitta’s and Mr. Kaplan’s successful completion of the Company’s corporate restructuring in February 2007. The Committee determined that the level of Mr. Steuer’s base compensation was competitive in comparison to the Company’s peer group and his total compensation, in light of the grant of a significant stock option award in 2007, would appropriately reward his performance.

Annual Bonus Awards

In fiscal 2007, the annual incentive compensation awards for our Named Executive Officers were determined under our Executive Officer Bonus Plan.

Fiscal 2007 Executive Officer Bonus Plan

The Company maintains an Executive Officer Bonus Plan (the “Bonus Plan”) under which the Committee may reward our executives for exceptional corporate and individual performance. All of our executives, including each of the Named Executive Officers, participate in the Bonus Plan. The Bonus Plan provides for the payment of cash incentive compensation awards ranging from 0 to 150% of each executive’s base salary, with no specific bonus target for each executive. The determination of the actual payout is made by the Committee, in its discretion, after considering the Company’s performance for the last completed fiscal year, the individual executive’s performance and contributions to the Company for the fiscal year, and the Company’s then current and anticipated cash reserves. Under the Bonus Plan, the Committee distinguishes between an executive’s performance and contributions for the year. Satisfactory performance is necessary for receiving a bonus, but the size of the bonus is heavily influenced by the significance of the executive’s contributions for the year.

To assist our executives in focusing on the achievement of the desired corporate performance for the fiscal year, the Committee establishes several corporate objectives that it believes should be accomplished during the year. These corporate objectives are communicated to the Board, which may adjust them as it considers advisable. In addition, the Committee may revise these objectives during the fiscal year to take into account changes in circumstances.

Although achieving the corporate objectives is an important factor in deciding whether to pay, and the amount of, any awards, there is no requirement to pay awards even if the corporate objectives are achieved. For example, in fiscal 2006, although the corporate objectives established by the Committee were substantially accomplished, no awards were paid to our Named Executive Officers for the year because three ongoing Phase III clinical trials for Telcyta failed to meet primary endpoints.

In December 2006, the Committee set the corporate objectives for the fiscal 2007 annual bonus awards. These corporate goals were revised in January 2007 and again in May 2007 based on our need to reprioritize the research and development programs after the three Telcyta Phase III studies did not meet their primary endpoints. The revised objectives focused on the re-evaluation of the Telcyta development program, which included the completion of the ongoing Phase II clinical trial of Telcyta in combination with carboplatin and paclitaxel for patients with first line non-small cell lung cancer, meeting with the FDA on the assessment of and revisions to the ongoing ASSIST-5 clinical trial, the initiation of two Phase II studies with Telintra tablets, one for patients with myelodysplastic syndrome and the other for patients with chemotherapy induced neutropenia, the implementation of a revised business development strategy, certain regulatory achievements and the continued development of TLK58747.

2007 Annual Bonus Determinations

In December 2007, the Committee reviewed the Company’s performance, and each Named Executive Officer’s performance and contributions, for the year.

The Committee determined that Company performance had met expectations. In its view the corporate objectives established at the beginning of the fiscal year were substantially achieved. With respect to Telcyta, although the initial objectives established in December 2006 had to be revised and were not achieved due to the results of the Phase III clinical trials, the Committee believed that management successfully addressed the issues related to the Phase III clinical trials for Telcyta not meeting their primary endpoints, and facilitated the release of the clinical hold imposed on Telcyta by the FDA. In addition, the Committee believed that the Named Executive Officers had successfully executed the restructuring of the Company in early 2007.

The individual performance and contributions of the Named Executive Officers during fiscal 2007 were assessed by the Committee with input from Dr. Wick (except with respect to his own performance and contributions). The Committee also assessed Dr. Wick’s performance and his contributions to the Company for fiscal 2007, not in Dr. Wick’s presence. Based on these assessments the Committee determined the bonus payouts listed in the table below.

These payments, which were made in February 2008, were as follows.

Executive	Title	Bonus Plan Award	Percent of Base Salary
Michael M. Wick	President & CEO	$275,000	56%
Cynthia M. Butitta	COO & CFO	$175,000	51%
Marc L. Steuer	SVP, Business Development	-0-	N/A
William P. Kaplan	VP, General Counsel and Corporate Secretary	$75,000	31%

The bonuses for Dr. Wick and Ms. Butitta were for their contributions to corporate performance, specifically their contributions to the continued development of the Company’s drug candidates, resolution of the Telcyta clinical trial issues, and successful completion of the corporate restructuring. Mr. Kaplan’s bonus was for his contributions and achievements against his objectives including assistance with the corporate restructuring. Mr. Steuer did not receive a cash bonus because the Committee determined his total compensation was appropriate without a cash bonus based on his receipt of a significant performance-based option grant in 2007.

Long-Term Incentive Compensation

Our long-term incentive compensation practices are designed to reflect a balance between stockholders’ dilution concerns and the Company’s need to remain competitive in recruiting and retaining executive talent. Accordingly, our actual average gross “burn rate” (shares granted subject to long-term equity incentives divided by our total shares outstanding), has been approximately 3.1 % over the past three fiscal years. The Committee believes that our long-term incentive compensation program should focus our Named Executive Officers on stockholder value creation through long-term Company performance, as well as motivate them and retain their services in a competitive job market by providing significant long-term earnings potential.

Award Mix

Our long-term incentive compensation program has always been composed entirely of stock option grants. The Committee believes that, at this stage of the Company’s development, stock options provide all employees, including the Named Executive Officers, with the best set of incentives to increase stockholder value as well as the best structure to meet the Company’s motivation and retention objectives.

The stock options (which are granted with an exercise price equal to the fair market value of the Company’s common stock on the grant date) reward our executives only to the extent the Company’s stock price appreciates and stockholders realize value following the options’ grant date. The Committee believes that using vesting of stock options aids retention, is consistent with peer group practices, and provides rewards for longer-term stock price appreciation.

Generally, stock options are granted upon the initial hire of an executive and in connection with any promotion. In addition, the Committee determines whether each executive, including the Named Executive Officers, should receive an annual grant based on its evaluation of corporate performance and individual performance and contributions.

Fiscal 2007 Equity Awards

The value of the actual stock option grants for our executives is determined based on the following factors:

•	Our performance for the prior fiscal year

•	The executives’ individual performance in his or her role for the prior fiscal year

•	The executives’ individual contributions to the Company for the prior fiscal year

•	The market range of our peer group

•	The scope of each executive’s role compared to other similarly-situated executives at companies in our peer group

•	Current value of vested and unvested equity

In February 2007, the Committee approved stock option grants to our Named Executive Officers based on the Company’s and their individual performance for fiscal 2006 as set forth in the table below. The stock options were granted with an exercise price of $5.80 per share (the closing market price of the Company’s common stock on February 27, 2007, the effective date of grant).

Named Executive Officer	Title	Stock Options Granted	Black-Scholes Value
Michael M. Wick	President & CEO	0	N/A
Cynthia M. Butitta	COO & CFO	0	N/A
Marc L. Steuer	SVP, Business Development	150,000	$602,631
William P. Kaplan	VP, General Counsel and Corporate Secretary	100,000	$356,070

The Committee believed that the personal performance and contributions of Dr. Wick and Ms. Butitta were satisfactory for fiscal 2006, however, no stock options were awarded at the discretion of the Board. Grants were made to Messrs. Kaplan and Steuer to reward them for their personal contributions and performance, and for retention purposes. Mr. Kaplan’s entire stock option grant, and half of Mr. Steuer’s option grant, vest over two years based on continued service with the Company. The other half of the option grant to Mr. Steuer vests based on the achievement of specified performance goals for a significant license agreement relating to a Company product candidate. The Committee believed the two-year vesting schedule was important to provide additional incentive compensation over the next two years to Messrs. Kaplan and Steuer to motivate performance and aid in retention. The Committee intended the performance vesting option for Mr. Steuer to increase his incentive to achieve an important corporate goal.

Stock option grants for the Named Executive Officers based on the Company’s and their individual performance for fiscal 2007 was approved in February, 2008. The stock options were granted with an exercise price of $2.19 per share (the closing market price of the Company’s common stock on March 3, 2008, the effective date of grant).

Named Executive Officer	Title	Stock Options Granted	Black- Scholes Value
Michael M. Wick	President & CEO	450,000	$705,807
Cynthia M. Butitta	COO & CFO	325,000	$510,585
Marc L. Steuer	SVP, Business Development	30,000	$54.074
William P. Kaplan	VP, General Counsel and Corporate Secretary	60,000	$90,096

Of the stock options granted to Dr. Wick and Ms. Butitta, 350,000 and 250,000 shares, respectively, and those granted to Mr. Kaplan are subject to a four year vesting schedule, with 25% of the shares vesting in March 2009 and the remainder vesting in equal monthly installments over the remaining three years. The remaining stock option grants of 100,000 shares to Dr. Wick, 75,000 shares to Ms. Butitta and all of Mr. Steuer’s option grant vest upon the Company’s achievement of specified performance goals for a significant license agreement relating to a Company product candidate.

Benefits

Our Named Executive Officers are provided with a health and welfare benefit program, as well as the opportunity to participate in a tax-qualified Section 401(k) profit sharing-plan. They participate in these plans on substantially the same terms and conditions as our other salaried employees. The Company also offers all employees, including our Named Executive Officers, the ability to purchase Company stock at a discount under its 2000 Employee Stock Purchase Plan.

The Company does not provide any additional perquisites or other personal benefits to its Named Executive Officers.

Post-Employment Obligations

The uncertainty that can arise among management from concern about potential job loss in connection with the occurrence of a change-of-control can result in the distraction or untimely departure of key executives. The Committee believes our Change in Control Severance Benefit Plan, which currently provides change-of-control protection to our Chief Executive Officer, supports Dr. Wick’s continued attention and dedication to his assigned duties, and thus assists us in operating in the best interests of our stockholders. This arrangement helps to mitigate our retention risk, as well as provide to our Chief Executive Officer an additional incentive to remain employed with the Company.

The Change in Control Severance Benefit Plan provides the Chief Executive Officer will receive certain severance benefits if he is terminated without “cause” or resigns for “good reason” (as those terms are defined in the plan), with respect to a termination occurring after a “change in control” of the Company (as that term is defined in the plan). The Committee reviewed the benefits provided under the plan in fiscal 2007 and determined that the benefits and coverage under the plan were reasonable and appropriate at this time.

In addition, Dr. Wick has a severance provision in his initial employment agreement with the Company that provides him with severance benefits in the event of a termination of his employment by the Company without “cause” (as defined in the employment agreement) apart from a change in control of the Company. These severance benefits were negotiated with Dr. Wick as part of his initial hiring. At that time, the Committee believed that the receipt of these benefits was necessary for inducing Dr. Wick to join the Company and that the benefits were within market norms. The Committee believes that the continued provision of these benefits to Dr. Wick aids in his retention and that the level of benefits continues to be reasonable and within market norms.

The potential benefits for our Chief Executive Officer associated with these arrangements are as follows:

	Apart from a Change in Control				In Connection with a Change in Control
Level	Base Salary	Bonus	COBRA	Vesting Acceleration	Base Salary	Bonus (1)	Benefits Continuation	Vesting Acceleration
Chief Executive Officer (2)	12 Months	12 Months	12 Months	12 Months	24 Months	24 Months	18 Months	100% for all equity awards

(1)	The bonus is calculated as the higher of the target bonus for the year of termination and the actual bonus paid for the year prior to the year of termination.

(2)	Severance benefits apart from a change in control are only available to Dr. Wick as part of his employment agreement.

For additional details on Dr. Wick’s employment agreement, the Change in Control Severance Benefit Plan and their potential costs, see the disclosure under “Potential Payments Upon Termination or Change in Control” in this proxy statement.

Other Considerations

Equity Grant Practices

Our equity grant practices are set forth in our “Stock Option Grant Policy.” This policy is intended to ensure there is no coordination between the grant of stock options and the release of material non-public information with respect to option grants to new hires and to limit the grant of stock options to existing employees to such times when the disclosure of any material non-public information is most likely to have occurred. In accordance with this policy, grant dates and exercise prices for new hire awards are the first day of the month following the employee’s start date and annual and performance awards granted to our continuing employees are made and exercise prices set on the third business day following the announcement of year end or quarterly financial results. If the Company trading window is closed on such date, then the option grant date for these awards is the first business day after the opening of the trading window. For all option grants, the exercise price is determined based on the closing market price of the Company’s common stock on the date of grant. Grants to the Named Executive Officers, any 10% stockholders, and the directors are determined by the Committee. Grants to other employees may be made by Dr. Wick and ratified by the Committee at its first meeting following the date of grant. Grants made by Dr. Wick must have an exercise price per option share equal to the closing market price of the Company’s common stock on the date of the grant, comply with the grant date guidelines in the Stock Option Grant Policy, not be for more than 50,000 shares per individual per grant, and not be to any executive officer, member of the Company’s Board of Directors, or beneficial holder of more than 10% of any equity security of the Company.

Tax Considerations

The Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our Named Executive Officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for certain executive officers, unless the compensation is performance-based.

The Committee has examined our current executive compensation program and determined that none of our Named Executive Officers would receive compensation that would not be deductible under Section 162(m). The Committee will continue to monitor the issue of deductibility, and make adjustments to our executive compensation programs, as circumstances warrant.

Section 409A of the Internal Revenue Code

Section 409A imposes additional, significant taxes in the event that a Named Executive Officer, director, or other service provider receives certain “deferred compensation” that either fails to qualify for an exception to the application of Section 409A or fails to satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to certain severance arrangements and equity awards. Consequently, to avoid additional taxes under Section 409A, we developed the severance arrangements described above and structured our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting Considerations

The Company accounts for its equity compensation under FASB Statement 123 (revised 2004), “Share-Based Payments” or SFAS No. 123R. Under SFAS No. 123R, the Company is required to estimate and record an expense for each equity award over its vesting period. The effect of the compensation expense under SFAS No. 123R is one consideration of the Committee in granting stock options; however, since the Company is not consistently generating revenue at this time, the expense attributable to stock option grants is not currently a significant factor in compensation decisions at this time.

Clawback of Executive Officer Bonuses

The Compensation Committee has not considered whether it would adjust or attempt to recover bonus awards paid to the Named Executive Officers if the relevant performance objectives upon which such bonus awards were based were to be restated or otherwise adjusted in a manner that would have the effect of reducing the amounts awarded or paid. However, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, the Company’s Chief Executive Officer and Chief Financial Officer may be legally required to reimburse the Company for any bonus or other incentive-based or equity-based compensation she, he, or they receive from the Company under certain circumstances.

10b5-1 Trading Plans

Each of our employees, including our Named Executive Officers and Directors, may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1.

Stock Ownership Guidelines

Currently, the Company does not have any stock ownership guidelines. The Committee has discussed ownership guidelines and has determined that such guidelines are not appropriate at this time. The Committee expects to reexamine the appropriateness of ownership guidelines from time to time based on the development of the Company.

Report of the Compensation Committee of the Board of Directors*

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Stefan Ryser

Steven R. Goldring

Richard B. Newman

*	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended

CERTAIN RELATED-PERSON TRANSACTIONS

In accordance with its written charter, our Audit Committee reviews and approves in advance all related-person transactions. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. In determining whether to approve, ratify or reject a related-person transaction, the Audit Committee looks at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

Gail L. Brown, M.D., the spouse of Dr. Wick, the Company’s President, Chief Executive Officer and Chairman, joined the Company as a Senior Vice President and Chief Medical Officer on November 26, 2001. Dr. Brown’s compensation in 2007 included an annual salary of $390,000 and a bonus award in the amount of $175,000 which was earned in 2007 but paid in February, 2008. Dr. Brown’s annual salary was increased from $390,000 in 2007 to $406,000 in 2008. In March 2008, Dr. Brown was granted 250,000 stock options with an exercise price of $2.19 per share, subject to a four year vesting schedule with 25% of the shares vesting in March 2009 and the remainder vesting in equal monthly installments over the remaining three years. In addition, Dr. Brown was granted 75,000 stock options with an exercise price of $2.19 per share that will vest upon the Company’s achievement of specified performance goals for a significant license agreement relating to a Company product candidate. There were no options granted to Dr. Brown in 2007.

The Company has entered into indemnification agreements with its directors and certain officers for the indemnification and advancement of expenses to these persons to the fullest extent permitted by law. The Company also intends to enter into these agreements with future directors and officers.

On May 18, 2006, in connection with an amendment to the Rights Agreement, dated November 2, 2001, by and between the Company and Computershare Shareholder Services, Inc. and Computershare Trust Company, N.A., the Company and Eastbourne Capital Management, L.L.C. and certain related persons and entities (collectively “Eastbourne”) entered into a standstill agreement under which Eastbourne agreed to restrictions on (a) its ability to increase the percentage of its aggregate beneficial ownership of the Company’s outstanding common stock to greater than 25% (the “Eastbourne Percentage”) without the prior written consent of the Company, and (b) its ability to propose to the Company any merger, business combination, restructuring, recapitalization or similar transaction to or with the Company or otherwise seek or propose to influence or control the Company’s management, Board of Directors or policies or to obtain representation on the Company’s Board of Directors.

On December 11, 2006, the Company and Eastbourne amended and restated the standstill agreement. The restated agreement increased the Eastbourne Percentage to 30% of the common stock then outstanding, provided that effective at 11:59 pm Eastern Time on the date, or the “Measurement Date,” on which the Company publicly announces that it has received approval from the U.S. Food and Drug Administration to market the Company’s Telcyta compound, the Eastbourne Percentage would be automatically amended to be the greater of (a) 25% or (b) the percentage (not to exceed 30%) of the common stock then outstanding and held by Eastbourne as of the Measurement Date.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Telik stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in “householding,” please notify your broker. If you prefer to receive a separate proxy statement and annual report, direct your written request to: Controller, Telik, Inc., 3165 Porter Drive, Palo Alto, CA 94304 or contact the Controller at (650) 845-7700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ William P. Kaplan

William P. Kaplan

Secretary

April 14, 2008

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, is available without charge upon written request to: Corporate Secretary, Telik, Inc., 3165 Porter Drive, Palo Alto, CA 94304.

APPENDIX A

FORM OF PROXY

TELIK, INC.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to Be Held on May 21, 2008

The undersigned hereby appoints Michael M. Wick and Cynthia M. Butitta and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Telik, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Telik, Inc. to be held at the offices of Telik, Inc. at 3165 Porter Drive, Palo Alto, CA 94304 on Wednesday, May 21, 2008 at 11:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a Contrary Direction Is Indicated, this Proxy Will Be Voted for Proposal 1 and for Proposal 2, As More Specifically Described in the Proxy Statement. If Specific Instructions Are Indicated,

this Proxy Will Be Voted in Accordance Therewith.

(Continued and to be signed on other side)

Fold and Detach Here

Please mark ☐

your vote

as indicated

Proposal 1: To elect the following two directors to hold office until the 2011 Annual Meeting of Stockholders:

Dr. Edward W. Cantrall, Ph.D.	☐	For	☐	Withhold

Dr. Steven R. Goldring, M.D.	☐	For	☐	Withhold

The Board of Directors Recommends a Vote for Proposal 1.

Proposal 2: To ratify the selection of Ernst & Young LLP as Independent Registered Public Accounting Firm of the Company by the Audit Committee of the Board of Directors of the Company for its fiscal year ending December 31, 2008.

☐ For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote for Proposal 2.

A-1

Please Vote, Date and Promptly Return this Proxy in the Enclosed Return Envelope Which Is Postage Prepaid If Mailed in the United States.

Dated , 2008

Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

A-2

TELIK, INC.

C123456789

000004

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 noon, Eastern Time, on May 20, 2008.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/telk

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

123456

C0123456789

12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2.

1. To elect the following two directors to hold office until the 2011 Annual Meeting of Stockholders:

For Withhold For Withhold

01—Dr. Edward W. Cantrall, Ph.D. 02—Dr. Steven R. Goldring, M.D.

2. To ratify the selection of Ernst & Young LLP as independent registered public accounting firm of the Company by the Audit Committee of the Board of Directors of the Company for its fiscal year ending December 31, 2008.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 0 1 7 2 0 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

<STOCK#> 00VCLD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — TELIK, INC.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to Be Held on May 21, 2008

The undersigned hereby appoints Michael M. Wick and Cynthia M. Butitta and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Telik, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Telik, Inc. to be held at the offices of Telik, Inc. at 3165 Porter Drive, Palo Alto, CA 94304 on Wednesday, May 21, 2008 at 11:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a Contrary Direction Is Indicated, this Proxy Will Be Voted for Proposal 1, and for Proposal 2, As More Specifically Described in the Proxy Statement. If Specific Instructions Are Indicated, this Proxy Will Be Voted in Accordance Therewith.

Please Vote, Date and Promptly Return this Proxy in the Enclosed Return Envelope Which Is Postage Prepaid If Mailed in the United States. (Continued and to be signed on other side)